UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2026

TTEC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11919	84-1291044
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

100 Congress Avenue, Suite 1425,  Austin, TX 78701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 303-397-8100

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock of TTEC Holdings, Inc., $0.01 par value per share	TTEC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Dave Seybold, Chief Executive Officer of TTEC Digital

On March 17, 2026, TTEC Holdings, Inc. (“TTEC” or the “Company”) announced that David J. Seybold, Chief Executive Officer of TTEC Digital, the business segment that designs, builds, and operates omnichannel contact center technology, CRM, AI, and analytics solutions, will depart TTEC effective April 30, 2026, to pursue other opportunities. The Company appreciates Mr. Seybold’s leadership and contributions to TTEC Digital since his appointment in 2022.

Appointment of Christopher Brown as President of TTEC Digital

TTEC also announced the appointment of Christopher J. Brown as President of TTEC Digital effective immediately.

Mr. Brown, 48, brings over 20 years of experience in digital transformation and capital markets to the role. He joined TTEC in 2015 as chief of staff to the TTEC Chairman and Chief Executive Officer and quickly assumed the broader role of a strategist for TTEC technology transformation, leading key technology partnerships for the business. In 2020, he assumed additional responsibilities as the head of Corporate Development for the Company. Prior to joining TTEC, Mr. Brown was responsible for product management, strategy, and corporate development for Liquid Robotics, a robotics engineering company sold to The Boeing Company. He also held senior roles in technology capital markets advisory at UBS Investment Bank and in strategy and data at Mercer Consulting Group. Mr. Brown holds an MBA from the University of Chicago and a B.A.in Economic History from DePauw University.

In connection with Mr. Brown’s appointment, the Company expects to enter into an executive employment agreement with Mr. Brown with the following general terms: (i) base salary in the amount of $500,000; (ii) annual variable cash incentive eligibility of up to $450,000; (iii) annual long-term incentive eligibility of up to $425,000, and vesting over time as determined by the Compensation Committee of the Board from time to time. The actual amounts of the annual variable cash incentives and the long-term incentives to be awarded will be discretionary and not guaranteed. They are based on TTEC overall performance, TTEC Digital performance, and Mr. Brown’s individual performance against targets set annually by the Company’s Board of Directors. Mr. Brown will also have the benefit of customary severance and change in control benefits arrangements, which will be finalized as part of his employment agreement.

The foregoing summary of the employment compensation arrangement does not purport to be complete and is qualified in its entirety by reference to the full text of an employment agreement, which the Company expects to file as soon as it is agreed.

There is no arrangement or understanding between Mr. Brown and any other person pursuant to which Mr. Brown was appointed as an officer. There are no family relationships between Mr. Brown and any of the Company’s directors or executive officers or any person nominated or chosen to become a director or executive officer; Mr. Brown has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K; and Mr. Brown has no prior affiliations with PricewaterhouseCoopers LLP, the Company’s independent auditors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated March 23, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TTEC Holdings, Inc.
(Registrant)

Date: March 23, 2026	By:	/s/ Margaret B. McLean
Margaret B. McLean Chief Legal & Risk Officer

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